Exhibit 10(g)(5)

FOURTH AMENDMENT

TO

THE SCOTTS COMPANY

EXECUTIVE RETIREMENT PLAN

WHEREAS, The Scotts Company (“Company”) sponsors The Scotts Company Executive Retirement Plan (“Plan”); and

WHEREAS, the Company wants to amend the Plan’s definition of “Compensation” and to make additional changes to the Plan

NOW, THEREFORE, effective as of January 1, 2004:

1.	The definition of “Administrative Committee” in Section II of the Plan is amended, in its entirety, to read as follows:

“Administrative Committee” means (a) the administrative committee appointed by the Board to administer the tax-qualified retirement plans which are also sponsored by the Employer or (b) any person or entity to which the Administrative Committee delegates any of the administrative or ministerial duties assigned to it in this Plan.

2.	The definition of “Compensation” in Section II of the Plan is amended, in its entirety, to read as follows:

“Compensation” has the meaning specified under the applicable provisions of the Qualified Plan, except that Compensation in excess of the Pay Cap and amounts deferred to this Plan shall be included. Executive Incentive Pay shall be: (a) in Compensation for purposes of allocating Employer contributions to Participants’ Retirement Accounts and (b) shall be excluded from Compensation for purposes of allocating Employer contributions to Participants’ Matching Accounts and Participants’ Compensation Deferral Elections.

3.	Paragraph (1) of Section IV, B. of the Plan is amended, in its entirety, to read as follows:

(1) With respect to each Plan Year, an Eligible Employee may elect to have a percentage of his Executive Incentive Pay which is to be awarded to him by the Employer for the Plan Year in question allocated to his Deferred Executive Incentive Pay Account and paid on a deferred basis pursuant to the terms of the Plan. To exercise such an election for any Plan Year, within thirty (30) days after the Executive Annual Incentive Plan is finalized for the Plan Year, the Eligible Employee must advise the Employer of his election, in writing or by filing his election electronically using procedures prescribed by the Administrative Committee, on an Executive Incentive Pay Deferral Election. Such Executive Incentive Pay Deferral Election shall apply only to Executive Incentive Pay payable to the Participant after the date on which the Executive Incentive Pay Deferral Election is received by the Administrative Committee. If an Eligible

Employee terminates employment or changes to an employment status other than an Eligible Employee, his election to defer Executive Incentive Pay shall terminate and no additional amounts shall be deferred.

4.	Paragraph (1) of Section IV, C. of the Plan is amended, in its entirety, to read as follows:

(1) With respect to each pay period, subject to the maximum percentage deferral permitted under the terms of the Qualified Plan, an Eligible Employee may elect to have a percentage of his Compensation which is to be paid to him by the Employer for the pay period in question allocated to his Deferred Compensation Account and paid on a deferred basis pursuant to the terms of the Plan. To exercise such election for any Plan Year, within thirty (30) days prior to the beginning of such Plan Year, the Eligible Employee must advise the Employer of his election, in writing or by filing his election electronically using procedures prescribed by the Administrative Committee, on a Compensation Deferral Election. Such Compensation Deferral Election shall apply only to Compensation payable to the Participant after the date on which the Compensation Deferral Election is received by the Administrative Committee. If an Eligible Employee terminates employment or changes to an employment status other than an Eligible Employee, his election to defer Compensation shall terminate and no additional amounts shall be deferred. A Participant shall be permitted, pursuant to this Section IV.C. to defer amounts of his Compensation that could otherwise have been contributed to the Qualified Plan, for such Plan Year, were it not for the application of any of the Statutory Limits. If, during the Plan Year, in the sole discretion of the Administrative Committee and the administrator of the Qualified Plan, contribution percentages under the Qualified Plan must be further reduced to insure passage of the ADP Test and/or the ACP Test, or Participants’ contributions to the Qualified Plan must be reduced to satisfy the Deferral Limit, any reduced contribution attributable to Participants of this Plan shall be deferred automatically under this Plan. However, if it is determined after the end of the Plan Year that the ADP and/or the ACP Test would be failed, any and all corrective action will be taken in accordance with the rules of the Qualified Plan and no additional amounts may be deferred under this Plan for that Plan Year.

5.	Paragraph (1) of Section IV, D. of the Plan is amended, in its entirety, to read as follows:

(1) Retirement Contribution. For each pay period, the Employer will allocate to each Eligible Employee’s Retirement Account an amount equal to the Retirement Contribution he would have received under the Qualified Plan with respect to his Compensation (as defined in Section II of this Plan) minus the Retirement Contribution actually allocated under the Qualified Plan.

6.	Paragraph (2) of Section IV, D. of the Plan is amended, in its entirety, to read as follows:

(2) Matching Contributions. For each pay period, the Employer shall make matching contributions to the Matching Account of each Participant who elects to defer Compensation in accordance with Section IV.C. For each pay period, the amount of such matching contribution will be the matching contribution that would have been made under the Qualified Plan applied against the aggregate of deferrals to the Qualified Plan and this Plan less any matching contributions made on behalf of the Participant under the Qualified Plan.

7.	Section IV, F. of the Plan is amended, in its entirety, to read as follows:

(F.) Outside Investment Funds. Each Participant shall direct the portion of future contributions to, and the existing balance in, the Participant’s Account to be treated as credited to one or more of the Outside Investment Funds. A Participant may change his or her direction among the Outside Investment Funds as of any business day by providing instructions in such manner as may be prescribed by the Administrative Committee, subject to any applicable restrictions under an Outside Investment Fund. If a Participant does not designate one or more of the Outside Investment Funds, his Accounts will be credited to the Fidelity Retirement Money Market Portfolio Fund or to a successor fund identified by the Administrative Committee.

8.	Section V, B. of the Plan is amended, in its entirety, to read as follows:

(B.) Method of Distribution. Amounts credited to a Participant’s Account shall be distributed to the Participant either in a single lump sum payment or in substantially equal annual installments over a period less than ten (10) years. To the extent that an Account is distributed in installment payments, the undisbursed portions of such Account shall continue to be credited with Additions in accordance with the applicable provisions of Section IV.H. In addition, if, as of any business day after the date described in Section V.A., the amount allocated to a Participant’s Account is less than $5,000, the Administrative Committee shall pay such amount to the Participant and reduce the balance of his Account to zero. The method of distribution shall be elected by the Participant in the Executive Incentive Pay Deferral Election and Compensation Deferral Election delivered to the Administrative Committee at the time the applicable deferral election is made. Distributions of amounts credited to Investment Funds other than the Company Stock Fund shall be made in cash. Distributions of amounts credited to the Company Stock Fund shall be distributed in the greatest whole number of common shares of the Company which can be distributed based on the amount credited to the Company Stock Fund (after any applicable withholding), plus cash for any fractional share.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed as of the 5th day of May, 2004.

THE SCOTTS COMPANY
By:	/s/ George A. Murphy
George A. Murphy, Vice President
Global Compensation and Benefits

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